Exhibit 10.40


January  4,  2002



Dear  Bob:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. as Executive Vice President of Pharmaceuticals reporting directly to me.

Other  terms  of  employment  include:

Compensation: Your initial bi-monthly salary will be thirteen thousand five hundred forty one dollars and sixty-six cents ($13,541.66). Additionally, you will receive a sign-on bonus of fifty thousand dollars ($50,000) payable the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company. This re-payment of the sign-on bonus shall occur within thirty (30) days of termination.


Loan: We will make available a loan to you in an amount up to two hundred thousand dollars ($200,000.00). The loan will have a term of four (4) years and bear interest at the lowest rate available for a loan of this term in effect as of the date of the loan published under the rules and regulations of the U.S. Treasury. Interest will accrue and be payable annually within five (5) days of each anniversary date. The principal on the loan will be subject to forgiveness as follows: (a) fifty percent of the outstanding loan balance or one hundred thousand dollars ($100,000) upon your second anniversary of full-time employment; and (b) twenty five percent of the initial loan balance or fifty thousand dollars ($50,000) upon your third anniversary of full-time employment; and (c) the remaining twenty five percent of the initial loan balance or fifty thousand dollars ($50,000) on your fourth anniversary of full-time employment provided that the loan has not otherwise been repaid or required to be repaid. All unpaid and unforgiven portions of the principal will be subject to repayment prior to maturity upon termination of your employment prior to your fourth anniversary date. All forgiven amounts will be subject to withholding and reported on your Form W-2 in the year of forgiveness.


Performance Review: Your performance will be formally reviewed no less than annually you will be eligible to receive an incentive bonus of up to thirty percent (35%) of your annual salary based on achievement of key milestones.

Benefits: All full-time employees of Exelixis, Inc. enjoy a generous benefits package as is outlined on the attached Summary of Benefits.

Review:  Your  performance  will  be  formally  reviewed  no less than annually.

Confidentiality: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Proprietary Information and Inventions Agreement.

Start  Date:  January  22,  2002.

Options for Equity: You will also be eligible to receive a stock option grant for two hundred twenty five thousand (225,000) shares of Exelixis stock pursuant to our 2000 Equity Incentive Plan pursuant to the standard form of stock option agreement at the closing price on your start date, subject to approval by the Board of Directors. Shares subject to options vest at the rate of 1/4th after one year of employment and 1/48th every month thereafter over a total of four years.

Termination: In the event of termination of your employment by the Company without Cause, the Company will continue to pay you your base salary for a period after the date of such termination equal to six months. In addition, you will be entitled to receive the amount of any declared but unpaid bonus as at the date of such termination and the Company shall continue to make available to you such fringe benefits as required by law.

Other: In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each to me.

Bob,  we  look  forward  to  your  coming  on  board!

Sincerely,

/s/  George  Scangos

George  Scangos,  Ph.D.
President  and  CEO



ACCEPTED  BY:

/s/  Bob  Myers                     15th  Jan  2002
----------------------------        ---------------
Robert  Myers

ENCLOSURES:

Benefit  Summary              Direct  Deposit  Form  (optional)
Confidentiality  Agreement    Employee  Information  Form
DE-4  (optional)              I-9
Insider  Trading  Policy      W-4